Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated February 26, 2020 on the Financial Statements and Financial Highlights of Longleaf Partners Funds Trust (comprising of Longleaf Partners Fund, Longleaf Partners Small-Cap Fund, Longleaf Partners International Fund, and Longleaf Partners Global Fund), included in the Annual Report to Shareholders for the fiscal year ended December 31, 2019, in Post-Effective Amendment Number 58 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 33-10472), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

April 29, 2020